EXHIBIT P
Rochdale Investment Management LLC
570 Lexington Avenue
New York, New York 10022-6837

January 30, 2007

The Board of Directors
Rochdale Core Alternative Strategies Fund TEI LLC
570 Lexington Avenue
New York, New York 10022-6837

Ladies and Gentlemen:

The undersigned hereby agrees to purchase 20 units of limited liability interest (the “Units”) of Rochdale Core Alternative Strategies Fund TEI LLC, a Delaware limited liability company, for $100,000.

In connection with such purchase, the undersigned represents that the purchase is being made for investment purposes and with no present intention of selling the Units.

Very truly yours,

Rochdale Investment Management LLC

By /s/ Garrett D’Alessandro
Garrett D’Alessandro
President